REGISTRATION RIGHTS AGREEMENT


         THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement"), made as of the 23rd day of June, 1997 by and among FAIR, ISAAC AND COMPANY, INCORPORATED, a Delaware corporation (the "Company"), and the persons listed on the signature pages hereto,

                              W I T N E S S E T H:

         WHEREAS, the Company, the Holders (as hereinafter defined) and Risk Management Technologies, a California corporation ("RMT"), are parties to that certain Agreement and Plan of Reorganization, dated the date hereof (the "Merger Agreement"), pursuant to which, among other things, the Company has agreed to issue to the shareholders of RMT shares of common stock, $.01 par value, of the Company ("Common Stock") pursuant to a merger of a wholly owned subsidiary of the Company and RMT in which RMT will become a wholly owned subsidiary of the Company, and

         WHEREAS, in connection with the transactions referred to above, the Company and the Holders desire to provide for the rights of the Holders with respect to the registration of shares of the Company's Common Stock (the "Shares") constituting forty-five percent 45% of the Merger Shares (as such term is defined in the Merger Agreement), according to the terms of this Agreement:

                  NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

         1.  Definitions.

         1.1 The term "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

         1.2 The term "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

         1.3 The term "Holder" means each of the persons listed on the signature pages hereto and any person to whom the registration rights conferred by this Agreement have been transferred in accordance with Section 9.1 hereof.

         1.4 The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

         1.5 The term "Registrable Securities" means (i) the Shares, and (ii) any shares of Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares; provided, however, that any shares previously sold to the public pursuant to a registered public offering or pursuant to Rule 144 or Rule 145 under the Securities Act, and any shares otherwise sold or transferred in a transaction in which the transferor's rights under this Agreement are not assigned in accordance with this Agreement, shall cease to be Registrable Securities.

         1.6 The term "Securities Act" means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

         2.  Registration.

         2.1 After the Company has publicly released a report including the combined financial results of the Company and RMT for a period of at least 30 days of combined operations of the Company and RMT within the meaning of Accounting Series Release No. 135, as amended, of the Commission (the date of such release being referred to as the "Release Date"), and upon prior written notice to the Holders, the Company shall file a registration statement covering such of the Holders' Registrable Securities as are the subject of the Notices defined below, for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act; provided, that the Company shall have no obligation to file or effect any such registration unless the Holder or Holders submitting Notices (as defined below) propose to sell less than five thousand (5,000) Shares pursuant to such registration; and provided, further, that the Company shall have no obligation to register any Registrable Securities as to which it has not received, a reasonable time prior to the filing of the foregoing registration statement, a written notice (each, a "Notice") stating the name and address of the Holder of such Registrable Securities, the number of shares of Registrable Securities to be disposed of pursuant to such registration (in each case not to exceed 45% of such Holder's Shares) and the intended methods of distribution. The Company's obligations under this Section 2 are subject to the further conditions and limitations set forth below.

         2.2 The registration provided for in this Section 2 shall not be underwritten.

         2.3 So long as the Company has complied with its obligations hereunder, any registration proceeding commenced pursuant to this Agreement which is subsequently withdrawn by the Holders shall be counted as the single registration required of the Company for purposes of Section 2.1 hereof.

         3.  Obligations of the Company.

         When obligated under Section 2.1 of this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

         3.1 Prepare and file with the Commission a registration statement with respect to such Registrable Securities and use reasonable efforts to cause such registration statement to become effective on or before December 1, 1997 and to keep such registration statement continuously effective under the Securities Act until the earlier of the expiration of sixty (60) days after the date of declaration of effectiveness of such registration statement by the Commission (the "Expiration Date") or the date on which this Agreement has terminated with respect to all Holders of Registrable Securities. The Company's obligations hereunder to file a registration statement and to keep a registration statement continuously effective under the Securities Act shall be suspended if (i) the fulfillment of such obligations would require the Company to make a disclosure that would, in the sole discretion and judgment of the Company's Board of Directors, be detrimental to the Company or premature, (ii) the Company has filed, or proposes to file within ninety (90) days after the Release Date, a registration statement with respect to any of its securities to be distributed in an underwritten public offering and it is advised by its lead or managing underwriter that an offering by a Holder or Holders of Registrable Securities would materially adversely affect the distribution of such securities, or (iii) the fulfillment of such obligations would require the Company to prepare financial statements not required to be prepared for the Company to comply with its obligations under the Exchange Act. Such obligations shall be reinstated (x) in the case of clause (i) above, upon the making of such disclosure by the Company (or, if earlier, when such disclosure would either no longer be necessary for the fulfillment of such obligations or no longer be detrimental or premature), (y) in the case of clause (ii) above, upon the conclusion of any period during which the Company would not, pursuant to the terms of its underwriting arrangements, be permitted to sell Registrable Securities for its own account and (z) in the case of clause (iii) above, as soon as it would no longer be necessary to prepare such financial statements to comply with the Securities Act. The Expiration Date shall be tolled for the duration of any suspension pursuant to this Section 3.1 and for the duration of any period described in clauses (i)-(iv) of Section 4.2 below. In the event that the Company's obligations are suspended as provided above, the Company shall notify in writing each Holder participating in such registration, which notice shall state that its obligations hereunder have been suspended in accordance with this
Section 3.1.

         3.2 Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

         3.3 Furnish to the Holders covered by such registration statement such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities.

         3.4 Use all reasonable efforts to register and qualify the securities covered by such registration statement under the securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders thereof, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

         3.5 Use all reasonable efforts to cause the Registrable Securities registered pursuant to such registration to be listed on the principal securities exchange on which the Common Stock is then listed.

         4.  Obligations of the Holders.

         4.1 It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the Holders requesting inclusion of securities in the Company's registration statement shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and to be disposed of by them, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities.

         4.2 Upon the receipt by a Holder of any notice from the Company of (i) the existence of any fact or the happening of any event as a result of which the prospectus included in a registration statement filed pursuant to Section 2, as such registration statement is then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, (ii) the existence of any facts or events resulting in the suspension of the Company's obligations to file and keep effective a registration statement as provided in Section 3.1 above, (iii) the issuance by the Commission of any stop order or injunction suspending or enjoining the use or the effectiveness of such registration statement or the initiation of any proceedings for that purpose, or the taking of any similar action by the securities regulators of any state or other jurisdiction, or (iv) the request by the Commission or any other federal or state governmental agency for amendments or supplements to such registration statement or related prospectus or for additional information related thereto, such Holder shall immediately discontinue disposition of such Holder's Registrable Securities covered by such registration or prospectus (other than in transactions exempt from the registration requirements under the Securities Act) until such Holder's receipt of the supplemented or amended prospectus or until such Holder is advised in writing by the Company that the use of the applicable prospectus may be resumed or, in the case of a notice pursuant to clause (ii) above, until the Company's obligations referred to therein are no longer suspended.

         4.3 Each Holder shall notify the Company in writing within five (5) calendar days of the disposition of a Holder's Registrable Securities covered by a registration statement as provided in Section 3.1 above.

         5.  Expenses.

         The Company shall bear and pay all expenses incurred by the Company in connection with any registration, filing or qualification of Registrable
Securities with respect to any registration pursuant to Section 2 hereof, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees relating or apportionable thereto, fees and disbursements of counsel for the Company, Blue Sky fees and expenses, including fees and disbursements of counsel related to all Blue Sky matters, but excluding
(i) the fees and disbursements of counsel for the selling Holders, (ii) stock transfer taxes that may be payable by the selling Holders, and (iii) all brokerage or similar commissions relating to Registrable Securities, all of which shall be borne by the Holders whose Registrable Securities are covered by such registration statement.

         6.  Indemnification.

         In the event any Registrable Securities are included in a registration statement under this Agreement:

         6.1 To the extent permitted by law, the Company will indemnify and hold harmless each Holder of such Registrable Securities and each person, if any, who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will reimburse each such Holder or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, expense, liability or action to the extent that it arises out of or is based upon a Violation which arises out of or is based upon information furnished in writing expressly for use in connection with such registration by any such Holder or controlling person; provided, further, that the Company will not be liable to any Holder or controlling person with respect to any loss, claim, damage, expense or liability arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission to state a material fact in any preliminary prospectus which is corrected in an amended, supplemented or final prospectus provided to such Holder if the purchaser asserting such loss, claim, damage, expense or liability purchased from such Holder and was not sent or given a copy of such amended, supplemented or final prospectus at or prior to the sale of Registrable Securities to such purchaser.

         6.2 To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, and any other Holder selling securities in such registration statement or any of its directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer or controlling person, or other such Holder or director, officer or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation arises out of or is based upon information furnished in writing by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or controlling person, other Holder, officer, director, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 6.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld.

         6.3 Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. It is understood, however, that an indemnifying party shall not, in connection with any proceeding or related proceedings, be liable for the reasonable fees and expenses of more than one separate firm for all indemnified parties. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.

         6.4 The obligations of the Company and Holders under this Section 6 shall survive the completion of any offering of Registrable Securities pursuant to a registration statement under this Agreement, and otherwise.

         7.  Termination of Registration Rights.

         The Company's obligations pursuant to this Agreement shall terminate as to any Holder of Registrable Securities on the earlier of (i) the date when such Holder is eligible to sell all of such Holder's Registrable Securities pursuant to Rule 144 or

Rule 145 under the Securities Act during any 90-day period or (ii) the first anniversary of the date hereof.

         8.  Representations and Warranties of the Company.

         The Company hereby represents and warrants to the Holders that the Company is current in making all filings with the Commission required by law, and in the last 12 months, on a timely basis, has made all such filings, and as of the date hereof is eligible to register the resale of the Shares by the Holders on Form S-3 under the Securities Act.

         9.  Miscellaneous.

         9.1 Successors and Assigns. This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, transferred or delegated by any Holder to any person other than (i) executors, administrators, legatees or heirs of such Holder upon the death of such Holder and (ii) to a charitable remainder trust described in Section 664 of the Internal Revenue Code all of the income beneficiaries of which are such Holder or members of such Holder's immediate family or to a trust for the benefit of one or more members of such Holder's immediate family; provided in either such case that the Company is given written notice at the time of or within a reasonable time after said transfer or assignment, stating the name and address of the permitted transferee or assignee and identifying the Registrable Securities to which such registration rights are being transferred or assigned and, provided further, that the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement; and provided, further, that no rights, interests or obligations hereunder may be assigned, transferred or delegated except to a transferee or assignee of at least 5,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, reverse stock splits and the like). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors or permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         9.2 Legends.

         (a) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

         "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

         (b) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel at such Holder's expense (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

         (c) Any legend endorsed on an instrument pursuant to applicable state securities laws and the related stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate Blue Sky authority authorizing such removal.

         9.3 Notices. Unless otherwise provided, any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, or when sent by telecopier (with receipt confirmed), or overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed as follows (or at such other address as a party may designate by notice to the other):

         If to the Company:

         Fair, Isaac and Company, Incorporated
         120 North Redwood Drive
         San Rafael, CA 94903
         Telecopier: (415) 479-6320
         Attention:  Peter L. McCorkell

         with a copy to:

         Pillsbury Madison & Sutro LLP
         2700 Sand Hill Road
         Menlo Park, CA  94025
         Telecopier: (415) 233-4545
         Attention:  Jorge A. del Calvo, Esq.

         If to the Holders:

         to their respective addresses shown on the signature pages hereto with a copy to:

         Whitehead & Porter LLP
         220 Montgomery Street, Suite 1850
         San Francisco, CA 94104
         Telecopier:  (415) 788-6521
         Attention:  David Whitehead, Esq.

         9.4 Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party against whom such waiver is sought to be enforced. No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         9.5 Severability. If one or more provisions of this Agreement are held to be unenforceable, invalid or void by a court of competent jurisdiction, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         9.6 Entire Agreement; Amendments.

         (a) This Agreement contains the entire understanding of the parties with respect to the matters covered herein and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.

         (b) Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future Holder of all such Registrable Securities, and the Company.

         9.7 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California (irrespective of its choice of law principles).

         9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Any reference in this Agreement to a statutory provision or rule or regulation promulgated thereunder shall be deemed to include any similar successor statutory provision or rule or regulation promulgated thereunder.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    FAIR, ISAAC AND COMPANY,
                                      INCORPORATED



                                    By
                                       -----------------------------------------
                                    Name
                                         ---------------------------------------
                                    Title
                                          --------------------------------------

                                    HOLDERS:

                                    David LaCross and Kathleen O. LaCross
                                    Trustees U/D/T dated April 2, 1997
                                    Address: 59 Singingwood Lane
                                    Orinda, CA 94563


                                    --------------------------------------------
                                    By: David LaCross, Co-Trustee


                                    --------------------------------------------
                                    By: Kathleen O. LaCross, Co-Trustee


                                    --------------------------------------------
                                    Name of Holder: Jefferson Braswell
                                    Address: 2800 Regent St.
                                    Berkeley, CA 94705


                                    --------------------------------------------
                                    Name of Holder: Software Alliance LLC
                                    Address: P.O. Box 7370

                                    Incline Village, NY 89452


                                    --------------------------------------------
                                    Name of Holder: Robert Ferguson
                                    Address: 1040 Greenwich St.
                                    San Francisco, CA 94133


                                    --------------------------------------------
                                    Name of Holder: James T. Fan
                                    Address: 5112 Amberwood Court
                                    Fremont, CA 94555


                                    --------------------------------------------
                                    Name of Holder: Leland Prussia
                                    Address: 16 Redondo Court
                                    Alameda, CA 94501

                                      -12